Exhibit 15.2

CONSENT OF Shandong Haoxin Certified Public Accountants Co., Ltd.

We hereby consent to the incorporation by reference in this Annual Report on Form 20-F of China Rapid Finance Limited of our report dated November 13, 2019 relating to the financial statements, which appears in this Form 20-F.

/s/ Shandong Haoxin Certified Public Accountants Co., Ltd.

Shandong Haoxin Certified Public Accountants Co., Ltd.

Weifang, the People’s Republic of China

November 13, 2019